Exhibit 10.53

COCA-COLA PLAZA
ATLANTA, GEORGIA

JAMES R. QUINCEY	ADDRESS REPLY TO:
PRESIDENT & CHIEF EXECUTIVE OFFICER	P.O. BOX 1734
THE COCA-COLA COMPANY	ATLANTA, GA 30301
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+1-404 676-9980
FAX: +1-404 598-9980

October 23, 2017

Mr. James Dinkins
Atlanta, Georgia

Dear James,

We are delighted to confirm your new position as President, Coca-Cola North America, Grade 22, with an effective date of January 1, 2018. You will report to me. The information contained in this letter provides details of your new position.

•	Your principal place of assignment will be Atlanta, Georgia.

•	Your annual base salary for your new position will be $550,000.

•
You will continue to be eligible to participate in the annual Performance Incentive Plan. The target annual incentive for a Job Grade 22G is 125% of annual base salary. The actual amount of an incentive award may vary and is based on individual performance and the financial performance of the Company. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  The plan may be modified from time to time.

•
You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive program. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management. You will be eligible to receive long-term incentive awards within guidelines for the job grade assigned to your position and based upon your personal performance, Company performance, and leadership potential to add value to the Company in the future. As a discretionary program, the award timing, frequency, size and mix of award vehicles are variable.

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You are expected to continue to maintain share ownership pursuant to the Company’s share ownership guidelines at a level equal to four times your base salary. Because this represents an increase from your prior target level, you will have an additional two years, or until December 31, 2021, to meet your requirement. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Compensation Committee of the Board of Directors the following February.

•
You will be eligible for the Company’s Financial Planning program which provides reimbursement of certain financial planning services, up to $10,000 at Job Grade 22 annually, subject to taxes and withholding.

James Dinkins
October 20, 2017

•	You will continue to be eligible for the Emory Executive Health benefit which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation.

•
If you have not done so already, you are required to enter into the Agreement on Confidentiality, Non-Competition, and Non-Solicitation, as well as the Agreement Covering Inventions, Discoveries, Copyrightable Material, Trade Secrets, and Confidential Information, effective immediately (enclosed).

•	This letter is provided as information and does not constitute an employment contract.

James, I feel certain that you will continue to find challenge, satisfaction and opportunity in this role and as we continue our journey during this important time.

Sincerely,

/s/ James R. Quincey

James R. Quincey

c:    Executive Compensation
Executive Services

Enclosure:     Agreement on Confidentiality, Non-Competition, and Non-Solicitation
Agreement Covering Inventions, Discoveries, Copyrightable Material, Trade Secrets, and Confidential Information

I, James Dinkins, accept this offer:

Signature:     /s/ James Dinkins

Date:         10/23/2017

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